Exhibit 10.5

UDEMY, INC.

EMPLOYEE INCENTIVE COMPENSATION PLAN

1.    Purpose of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Employees to perform to the best of their abilities and achieve the Company’s objectives.

2.    Definitions.

(a) “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the authority of the Administrator (as defined in Section 3) under Section 4(d).

(b) “Administrator” has the meaning ascribed to it under Section 3(a).

(c) “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) that, from time to time and at the time of any determination, directly or indirectly, is in control of or is controlled by the Company.

(d) “Board” means the Board of Directors of the Company.

(e) “Bonus Pool” means the pool of funds available for distribution to Participants. Subject to the terms of the Plan, the Administrator establishes the Bonus Pool for each Performance Period.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or formal guidance of general or direct applicability promulgated under such section or regulation, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g) “Committee” means a committee appointed by the Board (pursuant to Section 3) to administer the Plan.

(h) “Company” means Udemy, Inc., a Delaware corporation, or any successor thereto.

(i) “Company Group” means the Company and any Parents, Subsidiaries, and Affiliates.

(j) “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Administrator from time to time.

(k) “Employee” means any executive, officer, or other employee of the Company Group, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

(l) “Fiscal Year” means the fiscal year of the Company.

(m) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(n) “Participant” means as to any Performance Period, an Employee who has been selected by the Administrator for participation in the Plan for that Performance Period and who has, if so requested by the Company or the employing member of the Company Group, signed an acknowledgement form in the form provided by the Company Group.

(o) “Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Award, as determined by the Administrator. A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Administrator desires to measure some performance criteria over twelve (12) months and other criteria over three (3) months.

(p) “Plan” means this Employee Incentive Compensation Plan (including any appendix attached hereto), as may be amended from time to time.

(q) “Section 409A” means Section 409A of the Code and/or any state law equivalent as each may be amended or promulgated from time to time.

(r) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f), in relation to the Company.

(s) “Target Award” means the target award, at 100% of target level performance achievement, payable under the Plan to a Participant for a Performance Period, as determined by the Administrator in accordance with Section 4(b).

(t) “Tax Withholdings” means tax, social insurance, and social security liability or premium obligations in connection with the awards under the Plan, including without limitation: (a) all federal, state, and local income, employment, and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company Group, (b) the Participant’s and, to the extent required by the Company Group, the fringe benefit tax liability of the Company Group associated with an award under the Plan, and (c) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such award under the Plan.

(u) “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company Group, including without limitation a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of a Parent, Subsidiary, or Affiliate. For purposes of the Plan, transfer of employment of a Participant between any members of the Company Group (for example, between the Company and a Subsidiary) will not be deemed a Termination of Employment.

3.    Administration of the Plan.

(a)    Administrator. The Plan will be administered by the Board or a Committee (the “Administrator”). The members of any Committee will be appointed from time to time in a manner that satisfies applicable laws by, and serve at the pleasure of, the Board. The Board may retain the authority to administer the Plan concurrently with a Committee and may revoke the delegation of some or all authority previously delegated. Different Administrators may administer the Plan with respect to different groups of Employees. Unless and until the Board otherwise determines, the Board’s Compensation Committee will administer the Plan.

(b)    Administrator Authority. It will be the duty of the Administrator to administer the Plan in accordance with the Plan’s provisions and in accordance with applicable law. The Administrator will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which Employees will be granted awards, (ii) prescribe the terms and conditions of awards, (iii) interpret the Plan and the awards, (iv) adopt such procedures, appendices and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are non-U.S. nationals or employed outside of the U.S. or to qualify awards for special tax treatment under the laws of jurisdictions other than the U.S., (v) adopt rules for the administration, interpretation, and application of the Plan as are consistent therewith, and (vi) interpret, amend, or revoke any such rules. Any determinations and decisions made or to be made by the Administrator pursuant to the provisions of the Plan, unless specified otherwise by the Administrator, will be in the Administrator’s sole discretion.

(c)    Decisions Binding. All determinations and decisions made by the Administrator or any delegate of the Administrator pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

(d)    Delegation by Administrator. The Administrator, on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company. Such delegation may be revoked at any time.

(e)    Indemnification. Each person who is or will have been a member of the Administrator will be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

4.	Selection of Participants and Determination of Awards.

(a) Selection of Participants. The Administrator will select the Employees who will be Participants for any Performance Period. Participation in the Plan will be on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Performance Periods. No Employee will have the right to be selected to receive an award under this Plan or, if so selected, to be selected to receive a future award.

(b) Determination of Target Awards. The Administrator may establish a Target Award for each Participant (which may be expressed as a percentage of a Participant’s average annual base salary for the Performance Period or a fixed dollar amount or such other amount or based on such other formula or factors as the Administrator determines).

(c) Bonus Pool. Each Performance Period, the Administrator may establish a Bonus Pool, which pool may be established before, during or after the applicable Performance Period. Actual Awards will be paid from the Bonus Pool if a Bonus Pool has been established.

(d) Discretion to Modify Awards. Notwithstanding any contrary provision of the Plan, the Administrator, at any time prior to payment of an Actual Award, may: (i) increase, reduce, or eliminate a Participant’s Actual Award or (ii) increase, reduce, or eliminate the amount allocated to the Bonus Pool. The Actual Award may be below, at, or above the Target Award, as determined by the Administrator. The Administrator may determine the amount of any increase, reduction, or elimination based on such factors as it deems relevant and will not be required to establish any allocation or weighting with respect to the factors it considers.

(e) Discretion to Determine Criteria. Notwithstanding any contrary provision of the Plan, the Administrator will determine the performance goals, if any, applicable to any Target Award (or portion thereof) which may include, without limitation, goals related to: bookings; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer penetration; customer net dollar retention or any other measure of customer retention; earnings (which may include any calculation of earnings including but not limited to earnings before interest and taxes, earnings before taxes, and earnings before interest, taxes, depreciation, and amortization); earnings per share; expenses; expense reduction; financial milestones; gross margin; gross margin expansion; growth in stockholder value relative to an index; internal rate of return; leadership development or succession planning; logo retention; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of enterprise or subscription customers; number of monthly average buyers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; retained earnings; return on assets; return on capital; return on equity; return on investment; revenue; revenue growth; sales results; sales growth; savings; segment performance (including, but not limited to, revenue and gross profit); stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. As determined by the Administrator, the performance goals may be based on U.S. generally accepted accounting principles (“GAAP”) or non-GAAP results and any actual results may be adjusted by the Administrator for one-time items or unbudgeted or unexpected items and/or payments of Actual Awards under the Plan when determining whether the performance goals have been met. The performance goals may be based on any factors the Administrator determines relevant, including without limitation on an individual, divisional, portfolio, project, business unit, segment, or Company-wide basis. Any criteria used may be measured on such basis as the Administrator determines, including without limitation: (i) in absolute terms, (ii) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (iv) on a per-share basis, (v) against the performance of the Company as a whole or a segment of the Company and/or (vi) on a pre-tax or after-tax basis. The performance goals may differ from Participant to Participant and from award to award. Failure to meet the applicable performance goals will result in a failure to earn the Target Award, except as provided in Section 4(d). The Administrator also may determine that a Target Award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) as determined by the Administrator.

(f) Appendices and Sub-Plan. The Administrator may determine, at any time prior to payment of an Actual Award, that any Target Award or Actual Award (or portion thereof) are subject to any special provisions set forth in a country-specific appendix (or portion thereof) or sub-plan made available to the Participant in connection with this Award Agreement (as may be amended and/or restated from time to time) (collectively, an “Applicable Appendix”). If the Administrator determines that an Applicable Appendix applies, such terms and conditions supplement, amend, and/or supersede the terms of this Plan, provided, however, that no such terms or conditions shall be effective with respect to a Participant who is a U.S. taxpayer or otherwise subject to Section 409A unless such terms and conditions would result in the terms of a Target Award or Actual Award to such Participant remaining exempt or excepted from the requirements of Section 409A pursuant to the “short-term deferral” exception or another exception or exemption under Section 409A, or otherwise complying with Section 409A, in each case such that none of this Plan or Actual Awards provided under this Plan to such Participant will be subject to the additional tax imposed under Section 409A.

5.	Payment of Awards.

(a) Right to Receive Payment. Each Actual Award will be paid solely from the general assets of the Company Group. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which the Participant may be entitled.

(b) Timing of Payment. Payment of each Actual Award will be made as soon as practicable after the end of the Performance Period to which the Actual Award relates and after the Actual Award is approved by the Administrator, but in no event after the later of (i) the fifteenth (15th) day of the third (3rd) month of the Fiscal Year immediately following the Fiscal

Year in which the Participant’s Actual Award first becomes no longer subject to a substantial risk of forfeiture, and (ii) March 15 of the calendar year immediately following the calendar year in which the Participant’s Actual Award first becomes no longer subject to a substantial risk of forfeiture. Unless otherwise determined by the Administrator, to earn an Actual Award a Participant must be employed by the Company Group on the date the Actual Award is paid, and in all cases subject to the Administrator’s discretion pursuant to Section 4(d).

(c) Form of Payment. Subject to the terms of this Plan, each Actual Award generally will be paid in cash (or its equivalent) in a single lump sum. The Administrator reserves the right to settle an Actual Award with a grant of an equity award with such terms and conditions, including any vesting requirements, as determined by the Administrator.

(d) Payment in the Event of Death or Disability. If a Termination of Employment occurs due to a Participant’s death or Disability prior to payment of an Actual Award that the Administrator has determined will be paid for a prior Performance Period, then the Actual Award will be paid to the Participant or the Participant’s estate, as the case may be, subject to the Administrator’s discretion pursuant to Section 4(d).

6.	General Provisions.

(a) Tax Matters. It is the intent that this Plan be exempt from or comply with the requirements of Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms will be interpreted to be so exempt or so comply. Each payment under this Plan is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2). In no event will the Company Group have any liability, obligation, or responsibility to reimburse, indemnify, or hold harmless any Participant or other Employee for any taxes, penalties, or interest imposed, or other costs incurred, as a result of Section 409A. The Company Group will have the right and authority to deduct from any Actual Award all applicable Tax Withholdings. Prior to the payment of an Actual Award or such earlier time as any Tax Withholdings are due, the Company Group is permitted to deduct or withhold, or require a Participant to remit to the Company Group, an amount sufficient to satisfy any Tax Withholdings with respect to such Actual Award.

(b) No Effect on Employment or Service. Neither the Plan nor any award under the Plan will confer upon a Participant any right regarding continuing the Participant’s relationship as an Employee or other service provider to the Company Group, nor will they interfere with or limit in any way the right of the Company Group or the Participant to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws.

(c) Forfeiture Events.

(i)    Clawback Policy; Applicable Laws. All awards under the Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any clawback policy that the Company Group is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the Administrator may impose such other clawback, recovery, or recoupment provisions with respect to an award under the Plan as the Administrator determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an award. Unless this Section 6(c)(i) is specifically mentioned and waived in a written agreement between a Participant and a member of the Company Group or other document, no recovery of compensation under a clawback policy will give the Participant the right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with a member of the Company Group.

(ii)    Additional Forfeiture Terms. The Administrator may specify when providing for an award under the Plan that the Participant’s rights, payments, and benefits with respect to the award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, without limitation, termination of the Participant’s status as an Employee for “cause” or any act by a Participant, whether before or after the Participant’s status as an Employee terminates, that would constitute “cause.”

(iii)    Accounting Restatements. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the Company Group the amount of any payment with respect to an award earned or accrued during the twelve (12) month period following the first public issuance or filing with the U.S. Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

(d) Successors. All obligations of the Company under the Plan, with respect to awards under the Plan, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(e) Nontransferability of Awards. No award under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and except as provided in Section 5(c). All rights with respect to an award granted to a Participant will be available during such Participant’s lifetime only to such Participant.

7.    Amendment, Termination, and Duration. The Administrator may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Actual Award earned by such Participant. No award may be granted during any period of suspension or after termination of the Plan. Any payments under this Plan, including the method of calculating such payments, do not create any contractual or other acquired right to participate in a similar Plan, receive any similar payments (or benefits in lieu) or have the Participant’s payments calculated in a certain way in the future. The actual or anticipated value of any awards under the Plan will not be taken into account in assessing any other employment benefits or termination payments, including any payments in lieu of notice or severance, except as required by applicable law. The Plan will commence on the date first adopted by the Board or the Compensation Committee of the Board, and subject to the Administrator’s right to amend or terminate the Plan, will remain in effect thereafter until terminated.

8.    Legal Construction.

(a) Gender and Number. Unless otherwise indicated by the context, any feminine term used herein also will include the masculine and any masculine term used herein also will include the feminine; the plural will include the singular and the singular will include the plural.

(b) Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the invalid, illegal, or unenforceable provision had not been included.

(c) Governing Law. Unless otherwise provided in an Applicable Appendix, (i) the Plan and all awards and all determinations made and actions taken under the Plan will be construed in accordance with and governed by the laws of the State of California without regard to its conflict of law provisions, and (ii) for purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an award is his or her consent to the jurisdiction of the State of California, and agreement that any such litigation will be conducted in the state courts in San Francisco County, California, or the US federal courts for the Northern District of California, and no other courts, regardless of where a Participant’s services are performed.

(d) Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulations section 2510.3-2(c) and will be construed and administered in accordance with such intention.

(e) Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

(f) Severability. In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein.

9.    Compliance with Applicable Laws. Awards under the Plan (including without limitation the granting of such awards) will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

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PARTICIPANT ACKNOWLEDGEMENT FORM

You have been designated as a Participant who may be eligible to participate in the Employee Incentive Compensation Plan (the “Plan”), subject to meeting the terms of the Plan and this Acknowledgment Form. You must sign and return this Acknowledgment Form to become an eligible Participant in the Plan. Relevant details in relation to your participation in the Plan are set out in the Plan.

By signing below, you acknowledge and agree that you received a copy of the Plan and have read and understand its terms. You acknowledge that you have not relied upon any representations or statements made by the Company or any of its affiliates which are not specifically set out in the Plan. You understand that the Plan, your participation in the Plan and any awards made under the Plan are discretionary and that the Company may amend, suspend, replace or terminate the Plan at any time and for any reason, in its sole discretion in accordance with the terms of the Plan to the full extent permitted under applicable law.

Name:

Signature:	Date: